MAYSIA RESOURCES CORPORATION ANNOUNCES ACQUISITION OF INTEREST IN FAYETTEVILLE, ARKANSAS SHALE GAS PLAY

Dallas, Texas, August 14, 2006/Market Wire/ -- Maysia Resources Corporation (OTCBB: MYAR) (“Maysia” or the “Company”) is pleased to announce that it has acquired 100% of the Class A Interest of FS Sub-participation #1 LP (the "Partnership") for and in consideration of the sum of $2,500,000.00, subject to formal ratification by the general partner.  The Partnership is secondarily participating by sub participation in a 10% working interest (the "Working Interest") in approximately 30,000 acres in the Fayetteville Shale play located in Van Buren, Stone and Cleburne Counties, Arkansas.  Under the sub participation, the lead participant has agreed to pay the Company's share of the 10% Working Interest proceeds received by the lead participant from the operator.

The participants in the play are presently consolidating their lease positions and plan to drill the first wells in late Q4 of 2006. It is estimated that each well will be drilled at a cost of approximately $2 million, or $200,000 net to the interest of the Company. The horizontal wells will likely be drilled on 80-acre spacing; fracture stimulated and, if successful, will produce natural gas. There is a major (16”) gas pipeline within close proximity

The Fayetteville Shale in Arkansas is now actively being developed for shale-gas analogous to the successful development of the Barnett shale, as many mid-continent gas producers consider this region to be the next promising unconventional shale-gas play. The Fayetteville Shale Play is currently being explored and developed by, among others, SouthWestern Energy (“SECO”) (with 880,000 acres), Chesapeake (1 million acres), Shell (100,000 acres), Maverick (100,000 acres) and Hallwood (with 100,000 acres). SECO recently announced an increase their daily net gas production for the Q2 period of 50 MMCF per day, up from 20 MMCF in Q1. SECO now is producing from 148 wells (94 being horizontal) and it plans to drill 175-200 additional wells through 2007 (for a total investment of $325 Million).

Notice Regarding Forward-Looking Statements.

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas properties and interests and our ability to become cash flow positive in the short term to allow us to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Generally, such factors include the numerous inherent uncertainties associated with oil and gas exploration and, specifically, the prospect of obtaining commercial gas production from the Fayetteville property. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

ON BEHALF OF THE BOARD

Maysia Resources Corporation

Gordon A. Samson-Director

Investor Information:

214.459.1217